Exhibit 99.1

RPM Increases Cash Dividend For 42nd Consecutive Year

Quarterly payment of $0.275 per share is 5.8% increase over prior year

MEDINA, Ohio, Oct. 8, 2015 /PRNewswire/ — RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.275 per share, payable on October 30, 2015, to stockholders of record as of October 19, 2015. This payment represents a 5.8 percent increase over the $0.26 quarterly cash dividend paid at this time last year.

This action marks RPM’s 42nd consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all 19,000 publicly-traded U.S. companies. Only 45 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the 2015 spring edition of the Mergent Handbook of Dividend Achievers. At a share price of $43.50, RPM’s dividend yield would be 2.5 percent.

“We are pleased to once again reward our shareholders by increasing our cash dividend,” stated chairman and chief executive officer Frank C. Sullivan. “It is through their investment of financial capital that we have been able to continually grow the business and outperform the cumulative total return generated by both the S&P 500 and our peers over the past decade.”

At the annual meeting, RPM elected five directors to serve in Class II with terms expiring at the annual meeting of stockholders in 2018. They include John P. Abizaid, senior partner of JPA Partners LLC; Bruce A. Carbonari, retired chairman and chief executive officer of Fortune Brands, Inc.; Jenniffer D. Deckard, president and chief executive officer of Fairmount Santrol Holdings Inc.; Salvatore D. Fazzolari, former chairman, president and chief executive officer of Harsco Corporation and Thomas S. Gross, retired vice chairman and chief operating officer for the Electrical Sector of Eaton Corporation plc.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, RPM Belgium, Legend Brands, Kop-Coat, and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president - investor relations, at 330-273-5090 or bslifstein@rpminc.com.

To view the original version on PR Newswire,

visit:http://www.prnewswire.com/news-releases/rpm-increases-cash-dividend-for-42nd-consecutive-year-300156707.html